Exhibit 99.1

PRESS RELEASE

ATHERSYS REPORTS FOURTH QUARTER AND 2014 ANNUAL RESULTS

Management to host conference call at 4:30pm EDT today

CLEVELAND, March 12, 2015 – Athersys, Inc. (Nasdaq: ATHX) today announced its financial results for the fourth quarter and year ended December 31, 2014.

“We have started off this year with some exciting news and look forward to reporting the initial results from our Phase 2 ischemic stroke study next month,” said Gil Van Bokkelen, Chairman and Chief Executive Officer of Athersys. “Our recent achievements, including the Chugai collaboration and new grant awards, put us in a good position to continue to build value for our stockholders by advancing our MultiStem programs in ischemic injury, such as for the treatment of acute myocardial infarction (“AMI”) and acute respiratory distress syndrome (“ARDS”).”

Highlights of the fourth quarter of 2014 and recent events include:

•	Completed patient enrollment of double blind, placebo-controlled Phase 2 study of MultiStem® cell therapy for ischemic stroke—initial results expected in mid-April;

•	Established collaboration with Chugai Pharmaceuticals Co., Ltd. (“Chugai”) for development and commercialization of MultiStem cell therapy for ischemic stroke in Japan—license provides for more than $200 million in potential payments, including $10 million up-front payment and $7 million tied to Phase 2 stroke study results;

•	Prepared for launch of grant-supported Phase 2 AMI study at multiple sites, planned for 2nd quarter 2015;

•	Received grant of up to £2 million from Innovate UK to support Phase 2a study evaluating administration of MultiStem therapy to ARDS patients in United Kingdom;

•	Granted Fast Track Designation by FDA for prophylaxis therapy for graft-versus-host disease following hematopoietic cell transplantation;

•	Recorded revenues of $0.2 million and net loss of $6.6 million for quarter ended December 31, 2014; and revenues of $1.6 million and net loss of $22.1 million for year ended December 31, 2014; and

•	Ended year with $26.1 million in cash and cash equivalents.

“We are focused on the development of MultiStem cell therapy for the treatment and prevention of diseases where there are significant unmet medical needs,” continued Dr. Van Bokkelen. “Our current programs are focused on evaluating the potential benefit of MultiStem cell therapy administration to treat neurological conditions, inflammatory and immune disorders, and cardiovascular disease. Success in any of these areas could open up a broader set of opportunities for Athersys and our partners, and provide substantial value to our stockholders.

“In December, we completed enrollment of our Phase 2 clinical trial evaluating the administration of MultiStem cell therapy to patients who have suffered a serious ischemic stroke. The initial results from this study, which we expect to be reported in April, should provide initial insight into the potential for MultiStem cell therapy for the treatment of ischemic stroke and other acute neurological conditions. We believe that MultiStem treatment has the potential to substantially improve treatment of patients suffering serious ischemic strokes, given the therapy’s potential to expand the treatment window and its ability to provide benefit in multiple ways.

“We continue to take actions to position ourselves for success following the stroke study results and into the future. We are particularly excited about our recently announced collaboration with Chugai to develop and commercialize MultiStem therapy for ischemic stroke in Japan. The collaboration brings to bear Chugai’s substantial expertise and experience in late-stage development and commercialization, thus improving our ability to treat ischemic stroke in Japan, which is an area of significant unmet medical need. Additionally, we will initiate two more Phase 2 trials in 2015, in AMI and ARDS, both of which represent areas of unmet need. We believe that MultiStem cell therapy is well-suited to treat these acute conditions, and importantly, we have been successful in generating grant funding in support of the studies.

“In sum, we believe we are on a path to delivering substantial long-term value for our stockholders, and we have established multiple clinical programs that could drive this value creation over time,” concluded Dr. Van Bokkelen.

Fourth Quarter Results

For the three months ended December 31, 2014, total revenues were $0.2 million compared to $0.9 million in the same period in 2013, reflecting a decrease in contract revenues and grant revenue. Contract revenues declined to $0.1 million in 2014 from $0.4 million in the comparable 2013 period as a result of a milestone payment from our collaborative arrangement with Bristol-Myers Squibb in 2013, partially offset by royalty payments from our collaboration with RTI Surgical, Inc. (“RTI”). Grant revenue decreased to $0.1 million for the quarter ended December 31, 2014 compared to revenue of $0.5 million for the same period in 2013, primarily due to completed grants and the timing of grant-funded projects.

Research and development expenses were $5.6 million in the fourth quarter of 2014 compared to $5.1 million in the 2013 fourth quarter. Higher personnel costs, clinical and preclinical development costs, reagent costs and stock-based compensation were partially offset by lower sponsored research costs. General and administrative expenses remained flat at $1.6 million for both periods, reflecting increases in personnel costs, outside services and stock-based compensation, offset by decreases in other administrative costs.

Net loss for the three months ended December 31, 2014 was $6.6 million, compared to $9.8 million for the same period of 2013. The difference reflects the impact of a $4.2 million positive variance in the fair value of our warrant liabilities, the $0.7 million decrease in revenues, the $0.5 million increase in research and development expenses, and a $0.2 million increase in income tax benefits related to refundable foreign tax credits.

2014 Annual Financial Results

For the year ended December 31, 2014, total revenues were $1.6 million compared to $2.4 million for 2013, reflecting a $0.5 million decrease in contract revenues and a $0.3 million decrease in grant revenues. Contract revenues were $0.3 million for the year ended December 31,

2014 compared to $0.8 million in 2013, with the decrease attributable to a milestone payment from our collaboration with Bristol-Myers Squibb in 2013 and reduced payments from Pfizer Inc. related to clinical manufacturing costs, partially offset by royalty payments from RTI. Our grant revenues decreased to $1.3 million in 2014 from $1.7 million in 2013, primarily due to expiring grants and the timing of grant-funded projects.

Research and development expenses increased to $23.4 million in 2014 from $20.5 million in 2013 due to increased personnel costs, research supplies, clinical and preclinical development costs, patent legal fees and stock-based compensation. General and administrative expenses increased to $6.9 million in 2014 from $6.1 million in 2013 due primarily to increased stock-based compensation and personnel costs, partially offset by decreased other administrative costs.

Net loss for the year ended December 31, 2014 was $22.1 million, compared to $30.7 million in 2013. The difference reflects a $12.9 million non-cash increase in the change in the fair value of our warrant liabilities, the $0.8 million decrease in revenues, the $3.7 million increase in combined research and development and general and administrative expenses, and a $0.2 million increase in income tax benefits related to refundable foreign tax credits. Cash used in operating activities was $25.8 million and $22.8 million in 2014 and 2013, respectively. As of December 31, 2014, we had $26.1 million in cash and cash equivalents.

Conference Call

Gil Van Bokkelen, Chairman and Chief Executive Officer, and Laura Campbell, Vice President of Finance, will host a conference call today to review the results as follows:

Date	Thursday, March 12, 2015
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	22710388
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on March 26, 2015, by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 22710388. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is an international biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product, initially for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas, and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of acute respiratory distress syndrome and other disease indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the success of our collaboration with Chugai, including our ability to reach milestones and receive milestone payments, and whether any products are successfully developed and sold so that we earn royalty payments; our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

William (B.J.) Lehmann, J.D.

President and Chief Operating Officer

Tel: (216) 431-9900

bjlehmann@athersys.com

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$26,127	$31,948
Other current assets	1,121	907
Equipment, net	1,270	1,333
Deferred tax assets	200	—

Total assets	$28,718	$34,188

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,617	$4,282
Deferred revenue	75	86
Warrant liabilities and note payable	3,131	9,999
Total stockholders’ equity	20,895	19,821

Total liabilities and stockholders’ equity	$28,718	$34,188

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenues
Contract revenue	$131	$390	$286	$755
Grant revenue	104	530	1,337	1,683

Total revenues	235	920	1,623	2,438
Costs and expenses
Research and development	5,610	5,112	23,366	20,484
General and administrative	1,606	1,553	6,909	6,065
Depreciation	88	89	360	346

Total costs and expenses	7,304	6,754	30,635	26,895

Loss from operations	(7,069)	(5,834)	(29,012)	(24,457)
Other income (expense), net	25	9	86	38
Income (expense) from change in fair value of warrants	256	(3,970)	6,591	(6,324)

Loss before income taxes	(6,788)	(9,795)	(22,335)	(30,743)
Income tax benefit	234	—	253	—

Net loss	$(6,554)	$(9,795)	$(22,082)	$(30,743)

Basic net loss per share	$(0.08)	$(0.15)	$(0.29)	$(0.53)
Weighted average shares outstanding, basic	77,544,728	63,468,957	76,954,503	57,674,833
Diluted net loss per share	$(0.08)	$(0.15)	$(0.31)	$(0.53)
Weighted average shares outstanding, diluted	77,544,728	63,468,957	78,541,447	57,674,833

Comprehensive loss	$(6,754)	$(9,795)	$(22,082)	$(30,743)